SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2001

UNITED BANCSHARES, INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-29283	34-1516518
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)
100 S. High Street, Columbus Grove, Ohio	45830-1241
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(419) 659-2141

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

United Bancshares, Inc. announced today its earnings for the quarter ended September 30, 2001. It also announced that the Board of Directors declared a third quarter dividend of $.11 per share, payable December 14, 2001 to shareholders of record on November 30, 2001.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1	Press Release dated October 17, 2001

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

United Bancshares, Inc.
Date: October 17, 2001	By: /s/ E. Eugene Lehman
E. Eugene Lehman, President/CEO

Exhibit 99.1

United Bancshares, Inc. (Nasdaq: UBOH - news), a $377 million bank holding company headquartered in Columbus Grove, Ohio, today announced third-quarter 2001 earnings of $1,250,000, or 33 cents in diluted earnings per share, compared to $375,000, or 16 cents for the third quarter of 2000.

The Board of Directors of United declared a fourth quarter dividend of $0.11 per share, payable December 14, 2001 to shareholders of record on November 30, 2001.

Year-to-date earnings were $2,502,000, or 71 cents in diluted earnings per share, compared to $1,411,000, or 59 cents, for the same period in 2000.

For the third quarter, return on assets was 1.29 percent compared to the 0.60 percent reported for the same period in 2000 while return on average shareholders' equity was 14.9 percent compared to 8.3 percent in 2000. Year-to-date return on assets was 0.93 percent, compared to 0.78 percent in 2000 while return on average shareholders' equity was 10.9 percent compared to 10.4 percent in 2000.

The Company recorded net interest income of $3.1 million in the third quarter of 2001, compared to $2.0 million for the same period of 2000. For the first nine months of 2001, net interest income was $8.5 million compared to $6.3 million for the comparable period of 2000. The acquisition of Citizens Bank of Delphos was effective March 1, 2001 and was recorded as a purchase. Accordingly, only the results from that point forward are included in these consolidated financial statements. The fully taxable net interest margin was 3.47% for the third quarter of 2001, compared to 3.65% for the same period of 2000. For the first nine months of 2001, the fully taxable net interest margin was 3.47% compared to 3.96% for the same period of 2000. The majority of the decline in both periods resulted from the inclusion of the assets and liabilities from the Citizens Bank of Delphos acquisition.

Non-Interest Income in the third quarter and first nine months of 2001 was $1.2 million and $2.0 million respectively compared to $267 thousand and $753 thousand for the same periods last year. During the fourth quarter of 2000, the Company commenced recognizing service assets acquired through sale of mortgage loans. Prior periods were not restated to reflect the recognition of service assets since the impact of the change did not have a material impact on operating results as a whole. As a result, the third quarter and first nine months of 2001 reflect $760 thousand and $1.0 million respectively compared to $33 thousand and $93 thousand for the same periods in 2000 as income arising from gains from sales of loans and the related servicing income. During the third quarter of 2001, approximately $45 million of fixed rate mortgages originated by Citizens Bank of Delphos were sold. Gains approximating $190 thousand and mortgage servicing rights approximating $270 thousand were recognized from these sales. The sales were initiated to modify United's reliance on fixed rate mortgages. As previously mentioned, Citizens Bank of Delphos was acquired on March 1, 2001 and accounted for as a purchase. Since the adjusted book value of net assets acquired was in excess of the market value of consideration paid, this gave rise to a deferred intangible credit that is being amortized and recognized as income over a ten-year period. For the third quarter and first nine months of 2001 respectively, this amounted to $138 thousand and $230 thousand respectively and is reflected in Other Income under Non-Interest Income. Since the purchase occurred in 2001, there is no income in 2000 for the corresponding periods.

Non-Interest Expenses were $2.4 million for the third quarter of 2001 and $6.9 million for the first nine months of 2001. These amounts compare to $1.7 million and $4.9 million for the corresponding periods of 2000. The majority of the increase is attributable to the acquisition of Citizens Bank of Delphos. Since this acquisition was accounted for as a purchase, prior periods do not reflect activity for this subsidiary. Thus, 2001 periods contain expenses attributable to this subsidiary while 2000 periods reflect nothing for Citizens.

This release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risk and uncertainties that may cause actual results to differ materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2000 Form 10-K.

Unaudited financial information as of and for the three and nine month periods ended September 30, 2001 and 2000 are presented below:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Income Statement
(in thousands)	2001	2000	2001	2000
Interest Income
Interest and fees on loans	$5,830	$3,968	$16,706	$11,422
Interest on investment securities
Taxable	729	532	2,015	1,443
Tax-exempt	258	324	796	1,002
Interest on federal funds sold	110	50	400	97
Total Interest Income	6,927	4,874	19,917	13,964

Interest Expense
Interest on deposits	3,229	2,326	9,417	6,425
Interest on borrowed funds	605	529	1,985	1,258
Total Interest Expense	3,834	2,855	11,402	7,683

Net Interest Income	3,093	2,019	8,515	6,281
Provision for loan losses	87	119	223	333
Net Interest Income after provision
for loan losses	3,006	1,900	8,292	5,948

Non-Interest Income
Service charges on deposits	171	166	485	457
Securities gains (losses)	22	4	22	3
Gains from sales of loans and
mortgage servicing income	760	(46)	1,047	14
Other income	240	143	495	279
Total non-interest income	1,193	267	2,049	753

Non-Interest Expenses
Salaries and employee benefits	1,182	832	3,332	2,237
Occupancy	222	183	661	541
Data processing costs	216	156	623	459
Stationery and supplies	52	44	180	130
Advertising	50	61	140	138
Franchise tax	112	47	298	165
Other costs	585	404	1,691	1,261
Total non-interest expenses	2,419	1,727	6,925	4,931

Income Before Income Taxes	1,780	440	3,416	1,770
Income tax expense	530	65	914	359
Net Income	$1,250	$375	$2,502	$1,411

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Per Share Data
	2001	2000	2001	2000
Net Income Per Share
Basic	$0.35	$0.16	$0.76	$0.62
Diluted	$0.33	$0.16	$0.71	$0.59
Dividends Per Share	$0.11	$0.11	$0.33	$0.33
Average Common Shares
Outstanding
Basic	3,585,650	2,245,231	3,304,958	2,256,801
Diluted	3,783,057	2,356,130	3,507,076	2,372,281

Consolidated Balance Sheets	September 30,
(dollars in thousands)	2001	2000
Assets
Cash and due from banks	$6,942	$5,371
Interest-bearing deposits in banks	12,475	147
Federal funds sold	11,518	4,103
Investment securities	92,625	54,249

Loans	243,614	179,661
Allowance for loan losses	2,747	1,804
Net loans	240,867	177,857

Bank premises and equipment	5,405	4,238
Other assets	7,246	6,569

Total assets	$377,078	$252,534

Liabilities and shareholders' equity
Deposits
Noninterest-bearing	$18,663	$15,373
Interest-bearing	286,787	184,773
Total deposits	305,450	200,146
Borrowings	30,677	32,443
Other liabilities	6,323	1,581
Total liabilities	341,450	234,170

Shareholders' equity	34,628	18,364

Total liabilities and
shareholders' equity	$377,078	$252,534

Consolidated Average Balance Sheets
(dollars in thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2001	2000	2001	2000
Assets
Cash and due from banks	$7,724	$4,373	$6,888	$4,484
Interest-bearing deposits	6,211	99	2,433	91
Federal funds sold	8,837	3,158	9,454	2,114
Investment securities	65,995	55,054	60,407	52,304

Loans	287,329	179,596	271,594	174,580
Allowance for loan losses	2,727	1,789	2,539	1,728
Net loans	284,602	177,807	269,055	172,852

Bank premises and equipment	5,259	4,248	5,013	4,255
Other assets	6,719	5,459	6,579	5,405
Total assets	$385,347	$250,198	$359,829	$241,505

Liabilities and shareholders' equity
Deposits
Non-interest bearing	$17,053	$15,072	$15,833	$14,498
Interest bearing	286,535	184,344	264,062	182,017
Total deposits	303,588	199,416	279,895	196,515
Borrowings	42,416	32,734	44,739	27,015
Other liabilities	6,093	544	4,422	374
Total liabilities	352,097	232,694	329,056	223,904

Shareholders' equity	33,250	17,504	30,773	17,601

Total liabilities and
shareholders' equity	$385,347	$250,198	$359,829	$241,505

United Bancshares, Inc. is the parent company of The Union Bank Company, The Bank of Leipsic Company, and The Citizens Bank of Delphos.